Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$3,500,000,000

5.75% SENIOR NOTES, DUE DECEMBER 2017

FINAL TERM SHEET

Dated November 29, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa1 (Moody’s)/AA (S&P)/AA (Fitch)

Title of the Series:	5.75% Senior Notes, due December 2017

Aggregate Principal Amount:	$3,500,000,000

Issue Price:	99.297%

Trade Date:	November 29, 2007

Settlement Date:	December 4, 2007 (DTC)

Maturity Date:	December 1, 2017

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000.

Day Count Fraction:	30/360

Record Dates:	For book-entry only notes, one business day prior to the applicable interest payment date.

Interest Rate:	5.75%

Interest Payment Dates:	June 1 and December 1 of each year, beginning June 1, 2008.

Interest Periods:	Semi-annually. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, June 1, 2008, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date or the Maturity Date.

Optional Redemption:	None.

Listing:	None.

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Cabrera Capital Markets, LLC
Muriel Siebert & Co., Inc.

CUSIP:	060505 DP6

ISIN:	US060505DP69

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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